Exhibit 99.1
Liberty Global Enters Into Definitive Agreement
to Sell French Cable Operation
Denver, Colorado — June 7, 2006: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) announced today that it has reached a definitive agreement with Altice and Cinven for the sale of 100% of its French cable business (“UPC France”).
The agreement follows a previously announced, non-binding letter of intent. Liberty Global will sell UPC France for €1.25 billion (US$1.60 billion, based on exchange rate as of June 6, 2006) in cash, assuming zero net debt and subject to closing adjustments. The previously announced price and terms remain substantially unchanged.
Closing of the transaction is subject to receipt of regulatory approval and is expected to occur during the second half of 2006.
About Liberty Global
Liberty Global is the leading international cable operator offering advanced video, voice, and Internet-access services to connect our customers to the world of information, communications and entertainment. As of March 31, 2006, Liberty Global operated state-of-the-art broadband communications networks that served approximately 15 million customers in 18 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and chellomedia in Europe.
Forward-Looking Statements: Except for historical information contained herein, this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements, including our ability to consummate the sale of UPC France on the disclosed terms and within the projected time frame or at all. These forward-looking statements speak only as of the date of this release. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
For more information, please visit www.lgi.comor contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 97 38	+31 20 778 9447